Fulton Financial Corporation Declares Quarterly Cash Dividend

Company Release -03/20/2012 16:30

LANCASTER, PA --(MARKET WIRE) --03/20/12 --Fulton Financial Corporation (NASDAQ: FULT) will pay a quarterly cash dividend of seven cents per share on its common stock on April 13, 2012 to shareholders of record as of April 2, 2012. This amount is a one cent per share increase over the six cents per share paid in January 2012.

Fulton Financial Corporation, a $16.4 billion Lancaster, Pa.-based financial holding company, has 3,850 employees and operates 270 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six affiliate banks.

Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.

Contact:
Laura J. Wakely

Office:  717-291-2616

Source: Fulton Financial Corporation